Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Mark Monaco
Chief Financial Officer
(615) 665-1858, Ext. 115
iPAYMENT COMPLETES EQUITY REDEMPTION
•	Carl Grimstad Becomes Chairman and CEO

•	Mark Monaco Appointed to Board of Directors

•	Comprehensive Refinancing Provides Capital Structure Supporting Prospects for Long-Term Growth
NASHVILLE, Tennessee — (May 23, 2011) — iPayment, Inc., together with its affiliates, (“iPayment”) today announced that it has completed the last step under its previously announced comprehensive refinancing in which it has redeemed the equity interests of Gregory Daily, iPayment’s former Chairman and Chief Executive Officer, and entities controlled by him or in trust for the benefit of his family members. Concurrent with the redemption, Mr. Daily resigned all of his positions at iPayment. Additionally, through the redemption agreement Mr. Daily entered into non-competition and non-solicitation covenants under which he has agreed not to compete with iPayment and not to solicit employees, sales agents, independent sales groups and merchant customers of iPayment. With the completion of the redemption, Mr. Daily is no longer affiliated with iPayment in any capacity.
With the consummation of the equity redemption, Carl Grimstad, who is currently President of iPayment, became the Company’s Chairman and Chief Executive Officer. Mr. Grimstad also has become iPayment’s primary shareholder. In addition, Mark Monaco, iPayment’s Chief Financial Officer, has been appointed to iPayment’s Board of Directors. iPayment intends to add three independent directors to the Board in the near future.
Commenting on the announcement, Mr. Grimstad said, “With the completion of the equity redemption and the flexible capital structure created by our associated comprehensive refinancing, our organization is now well positioned to serve and support our merchant customers, sales agents, independent sales groups and other iPayment stakeholders and to focus on growing our business.”
About iPayment
iPayment, Inc. is a leading provider of credit and debit card payment processing services to small merchants across the United States. iPayment’s payment processing services enable merchants to accept credit cards from VISA, MasterCard, American Express, Discover and Diners Club, as well other forms of electronic payments including debit cards, checks, gift cards and loyalty programs. iPayment provides services to approximately 132,000 small merchants throughout the country.
- MORE -

Forward Looking Statements
Information in this press release may contain “forward-looking statements” about iPayment, Inc. These statements involve risks and uncertainties and are not guarantees of future results, performance or achievements, and actual results, performance or achievements could differ materially from the Company’s current expectations as a result of numerous factors, including but not limited to the following: acquisitions; liability for merchant chargebacks; restrictive covenants governing the Company’s indebtedness; actions taken by the Company’s bank sponsors; migration of merchant portfolios to new bank sponsors; the Company’s reliance on card payment processors and on independent sales groups; changes in interchange fees; risks associated with the unauthorized disclosure of data; imposition of taxes on Internet transactions; actions by the Company’s competitors; and risks related to the integration of companies and merchant portfolios the Company has acquired or may acquire. These and other risks are more fully disclosed in the Company’s filings with the U.S. Securities and Exchange Commission, including without limitation the Company’s Annual Report on Form 10-K for 2010 and its Form 10-Q for the three months ended March 31, 2011. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.
- END -